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                                                                    Exhibit 99.1

NOT FOR IMMEDIATE RELEASE
Contact:  Cynthia Cronk-Brockhoff
TSI International Software Ltd.
203-761-8600


          TSI INTERNATIONAL SOFTWARE ADOPTS STOCKHOLDER RIGHTS PLAN
          ---------------------------------------------------------

     WILTON, CONNECTICUT, SEPTEMBER 2, 1998--TSI International Software Ltd. (the "Company") (Nasdaq: TSFW), today announced that its Board of Directors has adopted, effective today, a stockholder rights plan designed to protect the long-term value of the company for its stockholders during any future unsolicited acquisition attempt.

     The plan is designed to give the Company's Board of Directors sufficient time to study and respond to an unsolicited tender offer or other attempted acquisition. Adoption of the plan was not made in response to any specific attempt to acquire the Company or its shares, and the Company is not aware of any current efforts to do so.

     In connection with the plan, the Board declared a dividend of one preferred share purchase right for each share of the Company's common stock outstanding on September 7, 1998. Each right will entitle the holder to purchase 1/100th of a share of a newly designated Series A Junior Participating Preferred Stock at an exercise price of $140.00. The preferred stock has been structured so that the value of 1/100th of a share of such preferred stock will approximate the value of one share of common stock.

     Initially, the rights are neither exercisable nor traded separately from the common stock. If a person or a group (an "Acquiring Person") acquires 15 percent or more of the Company's common stock, or announces an intention to make a tender offer for the Company's common stock the consummation of which would result in a person or group becoming an Acquiring Person, the rights will become exercisable and thereafter trade separately from the common stock. Any person who was a holder of 5% or more of the Company's common stock as of August 27, 1998 will not be deemed to be an Acquiring Person unless such person or group acquires 20 percent or more of the Company's common stock.

     Upon a person becoming an Acquiring Person, the holder of rights (other than the Acquiring Person) will have the right to acquire shares of the Company at a substantially discounted price. Additionally, if a person becomes an Acquiring Person and the Company is acquired in a merger or other business combination, or 50 percent or more of its assets are sold in a transaction with an Acquiring Person, the holders of rights (other than the Acquiring Person) will have the right to receive shares of common stock of the acquiring corporation at a substantially discounted price.

     After a person has become an Acquiring Person, the Company's Board of Directors may exchange the outstanding rights (other than those held by the Acquiring Person) for common stock of the Company at an exchange ratio of one share of common stock per right.
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     The Board may redeem outstanding rights at any time prior to a person becoming an Acquiring Person at a price of $0.001 per right. Prior to such time, the terms of the rights may be amended by the Board. The rights will expire on September 2, 2008.

     In addition, the Board of Directors also amended the company's bylaws to: require that the Board be given prior notice of a stockholder proposal to take action by written consent so that a record date for such action can be established; require advance notice to the Board of stockholder-sponsored proposals for consideration at annual meetings and for stockholder nominations for the election of directors; and establish that vacancies on the Board of Directors may now be filled until the next annual meeting of stockholders only by majority vote of the directors then in office.

Further details of the stockholder rights plan are contained in a letter that will be mailed to all stockholders of the Company.

About TSI International Software Ltd.

     TSI Software is a leading provider of packaged software for enterprise application integration across all industries. TSI's flagship product, Mercator, is the leading solution for integrating SAP R/3 with other enterprise applications. TSI Software's integration solutions operate on all major computing platforms, are complementary to all major middleware systems for message transport, and have been implemented by over 1,400 customers worldwide. TSI customers and partners include American Express, Citibank, CrossWorlds, Deere & Company, Dow-Corning, Eastman Kodak, Hewlett-Packard, HBOC, IBM, Mitsui, Netscape, and Texas Instruments.

     TSI Software is a public company headquartered in Wilton, Connecticut. More information about the company can be found on the Web at http://www.tsisoft.com.

     Mercator is a registered trademark of TSI International Software Ltd. SAP, R/3 and all SAP product and service names mentioned herein are trademarks or registered trademarks of SAP AG. All other products and company names mentioned are the property of their respective owners.

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